Exhibit 99.1

Dear Stockholder:

Your Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) annual Account Statement is enclosed.  Please find below a list of Frequently Asked Questions regarding Forms 1099.  Forms 1099 will be mailed separately to stockholders of record of applicable accounts on or before January 31, 2012.  If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western.  Your custodian will provide you with any necessary tax information.  Please consult your tax professional with any questions regarding the filing of your individual tax return as we are unable to provide tax or legal advice. Forms 1099, as well as other account information, may be accessed on the website of our transfer agent, Registrar and Transfer Company, at www.rtco.com.

FORMS 1099 FREQUENTLY ASKED QUESTIONS

1. The distributions on my annual statement do not match my Form 1099-DIV. Why?

In order to match the figures on your Form 1099-DIV to your annual statement, please add the numbers in Boxes 1a and 3 together. Please consult your tax preparer for an explanation of IRS regulations.

2. How do I request a duplicate Form 1099?

Form 1099 information may be accessed on the website of our transfer agent, Registrar and Transfer Company (“R&T”), at www.rtco.com.  If you do not have a log-in and password for R&T’s on-line system, you may register for one on-line at www.rtco.com.

Duplicate Forms 1099 may also be requested by the stockholder of record or financial advisor of record from Registrar and Transfer Company via the following methods:

Website:	www.rtco.com	Mail:	Registrar and Transfer Company
Telephone:	(800) 960-6552		Specialized Issuer Services
Fax:	(908) 272-9481		10 Commerce Drive, P.O. Box 1727
Cranford, NJ 07016

3. How can my Form 1099 be sent directly to my accountant or another address?

For your privacy and protection, please submit a written request signed by the stockholder(s) of record to Registrar and Transfer Company with instructions to send your Form 1099 directly to your accountant, tax professional or other third party.

4. Where should the numbers on my Form 1099 be placed on my tax return?

Please consult a tax professional or the IRS for assistance with the preparation of your individual tax return. We are unable to provide tax or legal advice.

5. Why did I not receive a Form 1099 for my investment?

If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western. Your custodian will provide you with any necessary documentation required to prepare your tax return.

January 2012

Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 800.541.7661 www.inlandwestern.com